Exhibit 10.1

ARBITRATION AGREEMENT

This stand-alone Arbitration Agreement is by and between (a) Employee and (b) Kansas City Southern (“KCS”), and The Kansas City Southern Railway Company (“KCSR”) (collectively, “the Company”). By entering into this Arbitration Agreement, Employee and the Company (collectively “the parties”) mutually and specifically agree that this Arbitration Agreement nullifies any contrary provision in any other written instrument.

1.	This Arbitration Agreement is not a “contract of employment” for purposes of Section 1 of the Federal Arbitration Act (“FAA”). Instead, it is a stand-alone Arbitration Agreement.

2.
Any and all covered legal claims either party has against the other will be resolved through final, binding arbitration, except as prohibited by law. In the event either party initiates litigation against the other party after entering into this Arbitration Agreement, then the court in which such litigation is pending shall dismiss or stay the litigation and compel the parties to arbitrate the claim as agreed in this Arbitration Agreement.

3.
For purposes of this Agreement, covered legal claims include all claims that accrue between Employee and the Company (including its subsidiaries, affiliates, officers, directors, employees, agents, successors, and assigns) on or after the last date of signature on this Agreement. However, covered claims do not include claims that are exempt from arbitration by law, claims for unemployment benefits, or claims for benefits under any employee benefit plan.

4.	For purposes of this Agreement, the Company’s subsidiaries and affiliates are deemed to be intended third-party beneficiaries and they may fully enforce the terms of this Agreement.

5.
If a covered claim arises under a statute that requires the filing of a charge or complaint with an administrative agency before commencing a lawsuit, then the charge or complaint procedure must be exhausted before any demand for arbitration is filed.

6.
As consideration for agreeing to arbitrate covered claims against the Company, Employee is receiving (a) the Company’s agreement to arbitrate legal claims it has against Employee and (b) ____________________________.

7.
Any arbitration under this Agreement shall be administered by the American Arbitration Association (“AAA”) in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect (“the Rules”), except as modified herein. The Rules currently in effect are available online at www.adr.org.

8.
Regardless of the Rules, the parties shall attempt mutually to agree to the arbitrator to hear the claim(s). If no such mutual agreement occurs, then the parties shall follow the AAA selection procedure. Either party may elect to have a panel of three arbitrators hear any dispute under this Agreement, in the event of which (a) the party making such election shall be responsible for the additional compensation/costs related to such election and (b) the parties shall attempt mutually to agree to the additional arbitrators to hear the claim(s), the failure of which agreement will result in the AAA's selection procedure being used to determine the additional arbitrators. If the primary legal claim asserted in arbitration is not an employment claim, then the arbitrator’s relevant experience shall be in the area of law of the primary legal claim.

9.	Any arbitration under this Agreement shall occur within 50 miles of Employee’s principal place of employment at the time the legal claim accrued.

10.
Regardless of any conflict of law analysis: (a) Where the parties have agreed to a choice of law, the arbitrator(s) shall honor that choice; and (b) Where the parties have not agreed to a choice of law, the arbitrator(s) shall apply and follow the applicable federal, state, or local substantive law under which the claim arose.

11.
In any arbitration brought under this Agreement, (a) the applicable statute(s) of limitation shall apply and be applied; (b) the parties shall be entitled to discovery according to AAA’s Rules then in effect; and (c) the prevailing party shall be entitled to any relief available under applicable law.

12.
The party initiating the arbitration shall serve the Demand for Arbitration via certified mail on the other party within the applicable statute of limitations. If Employee initiates the arbitration or a counter-claim, then Employee shall pay only that portion of the applicable filing fee as Employee would have had to pay to initiate litigation in state court where Employee resides; the Company shall pay the remainder of the filing fee. If the Company initiates the arbitration, then it shall pay the applicable filing fee in full. Other than Employee’s portion of the filing fee (if any), the Company shall bear the remaining costs of administering the arbitration, and each party will be responsible for its attorney’s fees, expert witness fees, and other fees and costs, except as otherwise ordered by the arbitrator(s) under applicable law.

13.	Any arbitration under this Agreement must be on an individual basis. No party may aggregate claims with others and/or bring or participate in a collective, class, or other representative action.

14.
The validity of this Arbitration Agreement and the arbitrability of any claim under this Agreement shall be determined solely and exclusively by the arbitrator(s). No court shall have the authority to modify or to invalidate this Agreement or any other Agreement.

15.
The provisions of this Agreement are severable. If the arbitrator(s) decides that any provision of this Agreement is invalid, then the remainder shall remain valid, to the maximum extent permitted by law.

16.
This Agreement shall be interpreted in favor of arbitration. No rule of construction shall be applied to undermine any presumption in favor of enforcement of this Agreement or in favor of arbitrability.

17.
The parties to any arbitration under this Agreement shall attempt mutually to agree on the type of award the arbitrator(s) shall issue. If no such mutual agreement occurs, then the arbitrator(s) shall issue a reasoned award.

18.	There parties hereby knowingly and voluntarily waive the right to trial by jury on any claim to which this Arbitration Agreement does not apply or is held inapplicable.
THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY EITHER PARTY.

By signing below, I voluntarily and willingly agree to the foregoing:

Date: ____________________        _________________________
Employee

By signing below, I voluntarily and willingly agree to the foregoing on behalf of KCS and of KCSR:

Date: ____________________        _________________________
Company Representative

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